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                                                                    Exhibit 99.2


                        GOTO.COM COMPLETES ACQUISITION OF
                           E-COMMERCE COMPANY, CADABRA
                     GoTo.com expands its online marketplace
                 through acquisition of shopping service engine


PASADENA, California, January 31, 2000 - GoTo.com (NASDAQ: GOTO), the company that pioneered an online marketplace introducing consumers and advertisers, today announced that it has completed its acquisition of Cadabra Inc., a leading Internet-based provider of comparison-shopping services. The $250 million deal, which was announced November 22, 1999, was comprised of $8 million in cash and the balance in GoTo stock.

"In the past, web search and shopping comparison have been operated as completely separate offerings and supported by different business models," commented Jeffrey Brewer, Executive Chairman of GoTo.com. "Our business model allows us to create a completely unified and integrated user experience. Shopping comparison isn't a new business for GoTo, but rather a significant enhancement to our existing search offering."

Cadabra's comparison shopping tool allows GoTo to further enhance its marketplace by facilitating more targeted, high-value introductions between consumers and advertisers/merchants. Consumers will be able to search for products and services using more precise search criteria. Merchants will receive more targeted leads because consumers can take advantage of Cadabra's powerful product search and comparison technology. Affiliates are provided with an additional revenue stream by deploying this powerful new feature at their web sites.

San Mateo-based Cadabra has invented a flexible data normalization technology called Dynamic Data Integration (DDI), a parametric search engine that allows consumers to comparison-shop online using everyday shopping terminology and techniques. The technology is the result of years of research by the companies' founders, Narinder Singh and Donald Geddis. Cadabra's technology solves the difficult problem of integrating disparate databases, which enables accurate, relevant product comparisons on price, model and detailed product attributes. Cadabra can be found online at http://www.cadabra.com.
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About GoTo.com
GoTo.com (NASDAQ: GOTO) created an online marketplace that introduces consumers and advertisers. Advertisers bid in an ongoing auction for priority placement in the search results with the highest bidder's site appearing first in the results. Consumers conduct searches using the GoTo.com search service at its Web site and at thousands of locations across the Internet where GoTo.com can be accessed through its Search Syndication Network . GoTo.com's streamlined search method improves a consumer's ability to quickly and easily find relevant Web sites providing information, products and services. GoTo.com ended the third quarter of 1999 having made more than 54,000,000 paid introductions between consumers and advertisers, and had more than 21,000 advertisers in its marketplace at the end of December 1999. GoTo.com is located in Pasadena, California and can be found online at http://www.goto.com.
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     Certain statements in this news release constitute "forward-looking statements". These forward-looking statements are inherently uncertain. Actual results may differ materially from these forward-looking statements due to risks such as: the risk that GoTo.com will not realize value from the acquisition and the risk that GoTo.com will not be able to integrate Cadabra in an efficient and timely manner. For a discussion of some of the other risks and factors that could affect GoTo.com's future results, see the discussion of "Risk Factors" in its Prospectus, dated June 18, 1999, its June 30, 1999 10Q, and its September 30, 1999 10Q.


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